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                                                                   Exhibit 11
                     WABAN INC. AND CONSOLIDATED SUBSIDIARIES
                    COMPUTATION OF NET INCOME PER COMMON SHARE
                                   (Unaudited)
                                  Thirteen Weeks Ended   Twenty-Six Weeks Ended
                                  ---------------------  ----------------------
                                   July 29,    July 30,    July 29,    July 30,
                                     1995        1994        1995        1994
                                 ----------  ----------  ----------  ----------
Net income as reported          $24,404,000 $21,142,000 $32,668,000 $30,271,000
                                 ==========  ==========  ==========  ==========
Net income used for primary
  computation                   $24,404,000 $21,142,000 $32,668,000 $30,271,000

Add (where dilutive):
  Tax effected interest and
  amortization of debt expense
  on convertible debt             1,086,000   1,091,000   2,171,000   2,176,000
                                 ----------  ----------  ----------  ----------
Net income used for fully
  diluted computation           $25,490,000 $22,233,000 $34,839,000 $32,447,000
                                 ==========  ==========  ==========  ==========
Weighted average number of
common shares outstanding        33,103,796  33,135,538  33,166,395  33,119,636

Add (where dilutive):
  Assumed exercise of those
  options that are common
  stock equivalents net of
  treasury shares deemed to
  have been repurchased              74,446     243,140     163,721     258,078
                                 ----------  ----------  ----------  ----------
Weighted average number of
  common and common equivalent
  shares outstanding, used for
  primary computation            33,178,242  33,378,678  33,330,116  33,377,714

Add (where dilutive):
  Shares applicable to stock
  options in addition to those
  used in primary computation
  due to the use of period-end
  market price when higher than
  average price                      73,980           -       2,042           -

  Assumed exercise of
  convertible securities          4,387,879   4,387,879   4,387,879   4,387,879
                                 ----------  ----------  ----------  ----------

Adjusted shares outstanding
  used for fully diluted
  computation                    37,640,101  37,766,557  37,720,037  37,765,593
                                 ==========  ==========  ==========  ==========
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